Exhibit 99

MacroSolve Announces Prominent Business Leader David Lawson Joins Its Board of Directors

TULSA, Okla., November 1, 2010 - MacroSolve, Inc. (OTCBB:MCVE) (OTCBQ:MCVE), a leading provider of mobile apps, solutions and technologies, announced today that David R. Lawson has joined its Board of Directors. He joins the board following MarcroSolve’s receipt of a landmark mobile technology patent.

Mr. Lawson is a prominent Tulsa-based business person who holds board seats at leading corporate, educational, and non-profit institutions. He has held numerous executive positions at companies in industries ranging from finance to technology.

Currently Chairman of the Board of Trustees at the University of Tulsa, Mr. Lawson also sits on the boards of Heat Transfer Equipment Corp. and Pinnacle Packaging Company. He has served as President and CEO of Capital One Auto Finance, Inc., Summit Acceptance Corporation, and Western National Bancorp. Mr. Lawson has also held board seats at Western Venture Capital, Summit Acceptance Corporation, Zag Inc., Valen Technology, Inc., Dealer Track, Ameriban, Inc., and Texas Capital Bancorporation. He is also on the board of the Alzheimer’s Association.

“We are pleased to welcome David Lawson to our board of directors. He joins our prominent board which includes former executives of Fortune 100 companies. With the award of our mobile technology patent from the USPTO, MacroSolve is positioned to capture a unique position in the market for mobile technologies and David Lawson’s presence on our board will be of great benefit as we execute our plans. We look forward to Mr. Lawson’s value added guidance on our board,” stated MacroSolve president and CEO Clint Parr.

Mr. Lawson added, “We’ve seen the development of MacroSolve as a leader in mobile technologies and apps. I believe the company is at a very exciting and critical juncture in its growth. They have a fantastic team in place and I’m pleased to be a part of their success.”

About MacroSolve

MacroSolve, Inc. is a pioneer in delivering mobile apps, technologies, and solutions to businesses and government. Founded in 1997, the company has an extensive network including the top name brands in wireless hardware and software as well as wireless carriers. Leveraging its intellectual property portfolio, MacroSolve is positioned to become the leader in delivering mobile business apps, a market projected to grow by double digits to an aggregate of $11.6 B by 2012. The company operates through its subsidiaries including Anyware Mobile Solutions (http://www.goanyware.com) and Illume Mobile (http://www.illumemobile.com). For more information, visit MacroSolve (http://www.macrosolve.com) or call 800-401-8740.

Safe Harbor Statement

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Investor Contact:
Dilek Mir
(310) 591-5619
dmir@corporateprofile.com

Company Contact:
April Sailsbury
(918) 388-3529
april.sailsbury@macrosolve.com